EXHIBIT 10.21

Divine Capital Markets LLC Investment Banking Agreement

This is to confirm our understanding that Divine Capital Markets LLC (also referred to herein as “Divine Capital,”) has been engaged as financial advisor to Asconi Corporation, its successors, subsidiaries and affiliates (collectively, the “Company”), with respect to financial advisory, mergers and acquisitions, corporate finance and related matters for the one year period commencing on the 1st day of June, 2003.

A. Financial Advisory Services

During the term of this agreement, Divine Capital shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that Divine Capital shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Divine Capital shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of Divine Capital is not measurable in a quantitative manner and Divine Capital shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by Divine Capital. Divine Capital’s duties may include, but will not necessarily be limited to:

(i)	Advise regarding reverse merger transaction and subsequent capital structure

(ii)	Advice regarding formation of corporate goals and their implementation,

(iii)	Advice regarding the financial structure of the Company, its divisions or subsidiaries or any programs and projects undertaken by the Company,

(iv)	Advice regarding the securing, when necessary and if possible, of financing (other than with respect to a Financing Transaction),

(v)	Advice regarding corporate organization, personnel and selection of needed specialty skills, and

(vi)	Review of possible joint venture, merger, acquisition or similar proposals, for the Company (other than with respect to an Acquisition Transaction).

(vii)	Oversight of and maintain the public relations campaign of the Company.

(viii)	Provide assistance in the application of the Company for listing on the NASDAQ or AMEX

(ix)	Attend road shows and investor presentations as may be reasonably scheduled throughout the course of the relationship referred to herein

The Company acknowledges that Divine Capital Markets LLC and its affiliates are in the business of providing financial advisory services (of all types contemplated by this agreement) to others. Nothing herein contained shall be constructed to limit or restrict Divine Capital or its affiliates in conduction of such business with respect to others or in rendering such advice to others.

Divine Capital Markets LLC shall not render advise or services to a competitor of the Company without giving prior written notice of the same to the Company and within ten days of the date of said notice, the Company shall have the right to cancel this Agreement if the Company reasonable determined that the rendering of such advice or service by Divine Capital to a competitor to be materially harmful to the business of the Company.

The Company recognizes and confirms that Divine Capital in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Divine Capital does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Divine Capital by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice rendered by Divine Capital or its representatives in connection with this engagement is for the confidential use of the Company’s Board of Directors only in its evaluation of the matters for which Divine Capital has been engaged and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Divine Capital Markets LLC prior written consent.

In consideration of such financial advisory services, the Company agrees to pay Divine Capital Markets LLC a monthly fee of $9,000, due and payable on the first business day of each month.

B. Future Financings

For purposes of this agreement, the term “Financing Transaction” means any of the following which were arranged as a direct result of Divine Capitals’ efforts: a public offering, private placement, syndication or other sale of equity or debt securities of the Company, or securities exercisable or exchangeable therefore, or convertible there into, or other on-balance or off-balance sheet corporate finance transaction of the Company. Divine Capital Markets LLC intends to lead a mini-max ($500,000 - $10,000,000) raise for the Company. In connection with any Financing Transaction arranged by it, Divine Capital Markets LLC shall receive 10% of the gross proceeds in commissions; a 3% expense allowance and:

Divine Capital will receive additional compensation based on the following thresholds:

•	Upon successful raise of over $500,000: Divine Capital shall be entitled to receive 25,000 warrants and 25,000 shares of restricted stock.

•	At achievement of successful raise of over $2,000,000: Divine Capital shall be entitled to receive an additional 100,000 warrants and 100,000 shares of restricted stock.

•	At achievement of successful raise of over $3,000,000: Divine Capital shall be entitled to receive an additional 100,000 warrants and 100,000 shares of restricted stock.

•	At achievement of successful raise of over $7,500,000: Divine Capital shall be entitled to receive an additional 25,000 warrants and 25,000 shares of restricted stock.

The Company hereby grants to Divine Capital Markets LLC a right of first refusal with respect to any Financing Transaction during the term of this agreement, which right shall remain unaffected by any prior early termination of this agreement. It is understood that if such a proposed financing is offered to Divine Capital, Divine Capital shall have ten (10) days in which to determine whether or not to accept such offer and if Divine Capital refuses, and provided such a Financing Transaction is consummated (a) with another underwriter or placement agent upon the same terms and condition as those afforded to Divine Capital and (b) within six months after the end of the aforesaid ten (10) day period, this right of first refusal shall thereafter be forfeited and terminated; provided however, if the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph. This right of first refusal shall apply to successive financings by the Company.

Additionally, if during the period Divine Capital is retained by you or within one year thereafter, Divine Capital introduces the Company to another party or entity and as a result of such introduction, a Financing Transaction is consummated, the Company shall pay Divine Capital Markets LLC upon the consummation of such Financing Transaction a fee equal to five (5%) percent of the gross proceeds raised in such transaction.

C. Acquisition Transaction

For purpose of this agreement, the term “Acquisition Transaction” means any of the following which were arranged as a direct result of Divine Capital’s efforts: (i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

In connection with a proposed Acquisition Transaction, Divine Capital advisory services will include the following: (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof, (iii) conducting discussions and negotiations regarding an Acquisition Transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

For purposes of this agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction. The value of such Consideration shall be determined as follows:

(a)	The value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction: and

(b)	The value of indebtedness, including indebtedness assumed, shall be the face amount.

If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fee of Divine Capital Markets LLC relating to such Consideration shall be payable at the earlier of the (i) receipt of such Consideration or (ii) time that the amount of such Consideration can be determined.

In connection with our services, you agree that if, during the term of this agreement or within one year thereafter, an Acquisition Transaction is consummated with a third party introduced to the Company by Divine Capital (“Divine Third Party”), or the Company enters into a definitive agreement with a Divine Third Party which within on (1) year of the date on which the Company enters into such agreement is consummated as an Acquisition Transaction, you will pay Divine Capital Markets LLC a transaction fee equal to three (3%) percent of Consideration, provided, however, if the Company (directly or through a third party) procures the other party to an Acquisition Transaction without the direct or indirect introduction by Divine Capital Markets LLC, the Company shall pay Divine Capital Markets LLC a fee equal to one (1%) percent of Consideration.

D. Board of Directors Designee

For a period of not less than two (2) years from the consummation of any Financing Transaction arranged by Divine Capital, the Company will, at Divine Capital’s option and if so requested by Divine Capital, recommend and use its best efforts to elect one designee of Divine Capital at the option of Divine Capital as a nonvoting advisor to its Board of Directors; such designee, if elected or appointed, shall attend meetings of the Board and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to, food, lodging, and transportation.

To the extent permitted by law, the Company will agree to indemnify Divine Capital and such designee for the actions of such designee as an advisor of the Company. In the event the Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include the Divine Capital designee as an insured under such policy.

If Divine Capital Markets LLC does not exercise its option to designate such member of or advisor to the Company’s Board of Directors, they shall nonetheless have the right to send one representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors. The Company agrees to give Divine Capital notice of each such meeting (or copies of any consents in lieu of meetings) and to provide them with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the directors.

E. General

The Company agrees to indemnify Divine Capital Markets LLC and related persons in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirely.

This letter, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in writing and signed by both parties. This agreement shall be governed by and constructed under the laws of the State of New York without regard to principles of conflicts of law thereof. Neither the execution and delivery of this letter by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both; (i) violate any provisions of the Certificate of Incorporation or bylaws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

If the foregoing, correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter.

Divine Capital Markets LLC

By:	/s/ Danielle Hughes
Danielle F. Hughes
President

Accepted and Agreed as of
The date first above written

Asconi Corporation

By:	/s/ Constantin Jitaru
Constantin Jitaru
President and Chief Executive Officer

SCHEDULE A

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Divine Capital Markets LLC’s role is advisory, the Company agrees to indemnify and hole harmless Divine Capital Markets LLC, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by the engagement of Divine Capital Markets LLC hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel who shall be selected as discussed hereafter, based on the discretion of the Company) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any matter completed by the engagement of Divine Capital Markets LLC hereunder, or any action or proceeding arising there from, for any legal counsel which may be obtained so long as the selection of and the retention of the legal counsel is done with the prior written approval of the Company (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Divine Capital Markets LLC, settle, compromise, or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Divine Capital Markets LLC or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Divine Capital Markets LLC and each other Indemnified party hereunder from all liability arising out of such Proceeding.

The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnifies Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Divine Capital Markets LLC on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits, but also the relative faults of such parties as well as any other equitable consideration. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to Divine Capital Markets LLC with respect to Divine Capital Markets LLC engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Divine Capital Markets LLC is engaged to render financial advisory services bears to (ii) the fees paid to Divine Capital Markets LLC in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Divine Capital Markets LLC pursuant to such engagement (excluding amounts received by Divine Capital Markets LLC as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct of indirect, in contract or tort or otherwise) to the Company for or in connection with Divine Capital Markets LLC engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified party.

The indemnity, reimbursement, and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Divine Capital Markets LLC engagement and (iv) whether or not Divine Capital Markets LLC shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.